Exhibit (a)(1)(vi)

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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely pursuant to the Offer to Purchase, dated January 9, 2014, and the related Letter of Transmittal, and any amendments or supplements to such Offer to Purchase or Letter of Transmittal. The Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, the Purchaser cannot do so, the Purchaser will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. Except as set forth above, the Offer is being made to all holders of Shares. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Notice of Offer to Purchase

All Outstanding Shares of Common Stock

of

TUFCO TECHNOLOGIES, INC.

at

$6.07 Per Share, Net in Cash,

Pursuant to the Offer to Purchase dated January 9, 2014

by

PACKERS ACQUISITION SUB, INC.

an indirect wholly-owned subsidiary of

GRIFFIN HOLDINGS, LLC

Packers Acquisition Sub, Inc., a Delaware corporation (the “Purchaser”), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Tufco Technologies, Inc., a Delaware corporation (“Tufco”), at a price of $6.07 per Share, net in cash, without interest (less any applicable withholding tax) (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 9, 2014 (together with any amendments or supplements thereto, the “Offer to Purchase”), and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). The Purchaser is an indirect wholly-owned subsidiary of Griffin Holdings, LLC, a New York limited liability company (“Griffin”). If your Shares are registered in your name and you tender directly to Broadridge Corporate Issuer Solutions, Inc. (the “Depositary”), you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with such institution as to whether they charge any service fees.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 20, 2013, by and among Purchaser, Tufco Holdings, LLC, a Delaware limited liability company and owner of all the common stock of Purchaser (“Parent”), and Tufco (together with any amendments or supplements thereto, the “Merger Agreement”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Tufco, with Tufco continuing as the surviving corporation (the “Merger”). The Merger Agreement is more fully described in the Offer to Purchase.

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT NEW YORK CITY TIME, AT THE END OF THE DAY ON FEBRUARY 6, 2014, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY THE PURCHASER (THE “EXPIRATION TIME”).

The Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including, among other things: (a) there being validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to the Expiration Time that number of Shares which, together with the Shares then beneficially owned by Parent or Purchaser or any other subsidiary of Parent, represent at least a majority of the Shares then outstanding (determined on a fully diluted basis (which assumes conversion or exercise of all in-the-money options and other rights to acquire Shares that are outstanding immediately prior to the acceptance of Shares for tender pursuant to the Offer and that are vested and exercisable or will be vested and exercisable prior to the Effective Time of the Merger)); (b) Parent or Purchaser (either directly or through any of its Subsidiaries) shall have received the proceeds of the Equity Commitment Letter entered into with Griffin and the Debt Commitment Letter entered into with JP Morgan Chase; (c) there not having been a Company Material Adverse Effect (as defined in the Offer to Purchase) since the date of the Merger Agreement; and (d) other customary conditions. See Section 15 of the Offer to Purchase.

The foregoing conditions are for the sole benefit of Parent and the Purchaser and (except for the Minimum Condition) may be waived by Parent and the Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and the Purchaser. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. A more detailed discussion of the conditions to consummate the Offer is contained in the Offer to Purchase.

TUFCO’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

After careful consideration, Tufco’s Board of Directors unanimously adopted resolutions, among other things: (i) determining that the terms of the Merger Agreement, and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company and the Company’s stockholders, (ii) determining that neither Parent nor Purchaser is an “interested stockholder” as defined in Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), (iii) adopting and approving the Merger Agreement, and approving the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and determining that the Merger shall be governed by Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Expiration Time (as defined in the Offer to Purchase), (iv) declaring advisable the Merger Agreement, and (v) recommending that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and (to the extent necessary) adopt the Merger Agreement.

The purpose of the Offer and the Merger is for Griffin, through the Purchaser, to acquire control of, and the entire equity interest in, Tufco. Following the consummation of the Offer, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Parent, Purchaser and Tufco are required to effect the Merger. After completion of the Offer and the Merger, Tufco will be an indirect wholly-owned subsidiary of Griffin.

No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger takes place, stockholders who have not tendered their Shares into the Offer and who comply with applicable legal requirements will have appraisal rights under the DGCL.

Pursuant to the terms and subject to the conditions of the Merger Agreement, the Merger will be effected pursuant to Section 251(h) if the conditions of Section 251(h) can be satisfied, and will be consummated as soon as practicable following the completion of the Offer.

Subject to the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the provisions of the Merger Agreement, Parent and the Purchaser each expressly reserves the right, in its sole discretion, to waive any of the conditions described in Section 15 of the Offer to Purchase to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that Parent and/or Purchaser will not, without the prior written consent of the Company: (i) amend or waive the Minimum Condition; (ii) change the form of consideration to be delivered by Purchaser in the Offer, (iii) decrease the Offer Price, (iv) decrease the number of Shares to be purchased by Purchaser in the Offer, (v) modify the Offer or the conditions to the Offer in a manner adverse to stockholders of the Company or impose additional conditions on the Offer, or (vi) extend the Expiration Time beyond the initial expiration time, except as provided in the Merger Agreement.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Parent or Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders of record whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or we are unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 of the Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of: (i) the certificates for such Shares (“Share Certificates”), or book-entry confirmation relating to such Shares (a “Book-Entry Confirmation”), into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase; (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message (as defined in the Offer to Purchase) relating thereto in lieu of such Letter of Transmittal; and (iii) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after March 10, 2014, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer. For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. Neither Purchaser, Parent, Griffin, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived.

Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered, by following one of the procedures for tendering Shares described in Section 3 of the Offer to Purchase, at any time prior to the expiration time of the Offer.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Tufco has provided the Purchaser with Tufco’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Tufco’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The exchange of Shares for cash pursuant to the Offer, or as a result of the Merger, will be a taxable transaction for United States federal income tax purposes. Stockholders should consult their own tax advisors as to the particular tax consequences of the Offer and the Merger to them. For a more complete description of certain material U.S. federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase.

The Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at the Purchaser’s expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

BROADRIDGE

Broadridge Corporate Issuer Solutions, Inc.

(855) 793-5068 (Toll-Free)

(720) 864-4446 (Toll)

Email: shareholder@broadridge.com

If delivering by mail: Broadridge Corporate Issuer Solutions, Inc. Attn: BICS Re-Organization Department P.O. Box 1317 Brentwood, New York 11717	If delivering by hand or courier: Broadridge Corporate Issuer Solutions, Inc. Attn: BICS Re-Organization Department 1981 Marcus Avenue, Suite 100 Lake Success, New York 11042-1046

January 9, 2014